FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR
Date: August 7, 2025		IR@maximus.com

Maximus Reports Fiscal Year 2025 Third Quarter Results
Third Consecutive Raise to FY25 Guidance
(Tysons, Va. - August 7, 2025) - Maximus (NYSE: MMS), a leading provider of government services, reported financial results for the three and nine months ending June 30, 2025.
Highlights for the third quarter of fiscal year 2025 include:
•Revenue increased 2.5% to $1.35 billion, compared to $1.31 billion for the prior year period. Organic growth was 4.3% driven primarily by strong performance in the U.S. Federal Services Segment.
•Diluted earnings per share were $1.86 and adjusted diluted earnings per share were $2.16, compared to $1.46 and $1.74, respectively, for the prior year period.
•The company is raising revenue and earnings guidance for fiscal year 2025. Full-year revenue is expected to range between $5.375 billion and $5.475 billion. Adjusted EBITDA margin is expected to be approximately 13% and adjusted diluted earnings per share are expected to range between $7.35 and $7.55 per share for the full fiscal year 2025.
•A quarterly cash dividend of $0.30 per share is payable on August 31, 2025, to shareholders of record on August 15, 2025.
“Our third quarter results reflect once again the resilience of our business model that is underpinned by consistent delivery at scale of critical government services,” said Bruce Caswell, President and Chief Executive Officer. “We are grateful to play a central role in supporting our customers' missions by delivering essential services efficiently and accountably."

Caswell added, “Over the 50 years that Maximus has served as a trusted and impartial delivery partner for government, we've consistently demonstrated adaptability as legislation and regulatory changes lead to new program imperatives and advanced technologies like AI reshape citizen services."

Third Quarter Results
Revenue for the third quarter of fiscal year 2025 increased 2.5% to $1.35 billion, compared to $1.31 billion for the prior year period. Organic growth was 4.3% primarily due to the U.S. Federal Services Segment and, to a lesser degree, contributions from the Outside the U.S. Segment. The U.S. Services Segment delivered expected results following the prior year period's over-performance from Medicaid-related activities.
For the third quarter of fiscal year 2025, operating margin was 12.3% and the adjusted EBITDA margin was 14.7%. This compares to margins of 10.8% and 13.1%, respectively, for the prior year period. Diluted earnings per share were $1.86 and adjusted diluted earnings per share were $2.16. This compares to $1.46 and $1.74, respectively, for the prior year period.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal year 2025 increased 11.4% to $761.2 million, compared to $683.3 million reported for the prior year period. All growth was organic and driven primarily by a trend across this fiscal year of elevated volumes on programs in the clinical portfolio.

The segment operating margin for the third quarter of fiscal year 2025 was 18.1%, compared to 15.5% reported for the prior year period. Processing of elevated volume on behalf of our customers across several different program areas provided additional benefit to this quarter’s margin. The full-year fiscal 2025 operating margin for the U.S. Federal Services Segment is now expected to be approximately 15%.
U.S. Services Segment
U.S. Services Segment revenue for the third quarter of fiscal year 2025 decreased 6.9% to $439.8 million, compared to $472.3 million reported in the prior year period. Similar to the first two quarters of this year, the decrease resulted from the prior year period containing excess volumes from Medicaid-related activities, including the unwinding exercise that drove extra redeterminations.
The segment operating margin for the third quarter of fiscal year 2025 was 10.2%, compared to 13.0% reported for the prior year period. The higher margin in the prior year period was a direct benefit of the excess volumes that were temporary. The full-year fiscal 2025 operating margin for the U.S. Services Segment is now expected to be approximately 10.5%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal year 2025 decreased to $147.4 million, compared to $159.3 million reported in the prior year period. The revenue reduction was due to the divestitures of multiple employment services businesses in prior periods, and partially offset by positive organic growth of 7.3%.
The segment operating margin for the third quarter of fiscal year 2025 was 4.0%, compared to an operating loss of 0.9% in the prior year period. A trend of improved profitability for the segment across this fiscal year continues following the divestitures of multiple employment services businesses.
Sales and Pipeline
Year-to-date signed contract awards at June 30, 2025, totaled $3.37 billion, and contracts pending (awarded but unsigned) totaled $1.44 billion. The book-to-bill ratio at June 30, 2025, was 0.8x as calculated on a trailing twelve-month basis.
The sales pipeline at June 30, 2025, totaled $44.7 billion, comprised of approximately $3.05 billion in proposals pending, $1.20 billion in proposals in preparation, and $40.4 billion in opportunities we are tracking. New work opportunities represent approximately 63% of the total sales pipeline.
Balance Sheet and Cash Flows
At June 30, 2025, unrestricted cash and cash equivalents totaled $59.8 million, and gross debt was $1.67 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the quarter ended June 30, 2025, as calculated on a trailing twelve-month basis in accordance with our credit agreement, was 2.1x compared to 1.9x at March 31, 2025. The current debt ratio stands at the low end of our 2x to 3x target net leverage range and recent quarters of increased borrowings are due to a combination of Maximus common stock purchases and temporary working capital needs.
For the third quarter of fiscal year 2025, cash used in operating activities totaled $182.7 million and free cash flow was an outflow of $198.2 million. Operating cash flows were impacted primarily by payment delays on two large programs as contemplated in prior guidance in which Days Sales Outstanding (DSO) were estimated to peak in this quarter-ended June 30, 2025. DSO were 96 days at June 30, 2025, compared with 73 days at March 31, 2025. Subsequent to June 30, 2025, collections have improved substantially and are anticipated to continue through the end of this fiscal year. As a result, fiscal year 2025 guidance for free cash flow is increasing.
The current Board of Directors authorization announced in December 2024 has $65.8 million available for future purchases of Maximus common stock.
On July 5, 2025, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on August 31, 2025, to shareholders of record on August 15, 2025.

Raising Fiscal Year 2025 Guidance
Maximus is raising revenue, earnings, and free cash flow guidance for fiscal year 2025. Revenue guidance is increasing by $100 million at the midpoint and is now expected to range between $5.375 billion and $5.475 billion.
The full year adjusted EBITDA margin guidance, which excludes divestiture-related charges, improves by 130 basis points to approximately 13%, compared to prior guidance. Guidance for adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related charges, increases by $1.00 at the midpoint and is now expected to range between $7.35 and $7.55 per share for fiscal year 2025.
Free cash flow guidance increases by $10 million at the midpoint and is now expected to range between $370 million and $390 million for fiscal year 2025. Interest expense is now estimated to be $81 million for fiscal year 2025. The full year tax rate is still expected to range between 28% and 29% and the weighted average shares outstanding forecast of approximately 58 million shares is unchanged for fiscal year 2025.
Conference Call and Webcast Information
Maximus will host a conference call this morning, August 7, 2025, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, consolidated EBITDA (as defined by our Credit Agreement) and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about our confidence and strategies, and our guidance and expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of our products are forward-looking statements that involve risks and uncertainties.

These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. The guidance is only effective as of the date given. We undertake no obligation to update the guidance herein as circumstances evolve. A Special Note Regarding Forward-Looking Statements is included within our forthcoming Form 10-Q and a summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2024, which was filed with the Securities and Exchange Commission (SEC) on November 21, 2024, as supplemented by the risk factor set forth in Part II, Item 1A "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 8, 2025. Our SEC reports are accessible on maximus.com.

	FY25 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$527	$543
Add: amortization of intangible assets	92	92
Add: depreciation & amortization of property, equipment and capitalized software	41	41
Add: divestiture-related charges	39	39
Adjusted EBITDA	$699	$715
Revenue	$5,375	$5,475
Adjusted EBITDA Margin	13.0%	13.1%

Diluted EPS	$5.51	$5.71
Add: effect of amortization of intangible assets on diluted EPS	1.17	1.17
Add: effect of divestiture-related charges on diluted EPS	0.67	0.67
Adjusted diluted EPS	$7.35	$7.55

Cash flows from operating activities	$440	$460
Remove: purchases of property and equipment and capitalized software costs	(70)	(70)
Free cash flow	$370	$390

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(in thousands, except per share amounts)
Revenue	$1,348,400	$1,314,929	$4,112,861	$3,990,327
Cost of revenue	988,887	982,615	3,112,970	3,040,370
Gross profit	359,513	332,314	999,891	949,957
Selling, general, and administrative expenses	170,831	167,033	525,423	504,682
Amortization of intangible assets	23,010	23,542	69,041	68,532
Operating income	165,672	141,739	405,427	376,743
Interest expense	22,657	20,555	61,648	62,428
Other expense/(income), net	48	809	(603)	475
Income before income taxes	142,967	120,375	344,382	313,840
Provision for income taxes	36,986	30,623	100,636	79,430
Net income	$105,981	$89,752	$243,746	$234,410

Earnings per share:
Basic	$1.87	$1.47	$4.22	$3.83
Diluted	$1.86	$1.46	$4.20	$3.81
Weighted average shares outstanding:
Basic	56,683	61,079	57,776	61,233
Diluted	56,984	61,381	58,100	61,495

Dividends declared per share	$0.30	$0.30	$0.90	$0.90

Maximus, Inc.
Consolidated Balance Sheets

	June 30, 2025	September 30, 2024
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$59,777	$183,123
Accounts receivable, net	1,422,350	879,514
Income taxes receivable	5,661	5,282
Prepaid expenses and other current assets	117,243	132,625
Total current assets	1,605,031	1,200,544
Property and equipment, net	34,536	38,977
Capitalized software, net	217,433	187,677
Operating lease right-of-use assets	115,437	133,594
Goodwill	1,782,836	1,782,871
Intangible assets, net	561,566	630,569
Deferred contract costs, net	60,392	59,432
Deferred compensation plan assets	58,714	55,913
Deferred income taxes	11,059	14,801
Other assets	15,289	27,130
Total assets	$4,462,293	$4,131,508
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$281,994	$303,321
Accrued compensation and benefits	164,194	237,121
Deferred revenue, current portion	70,197	83,238
Income taxes payable	31,310	26,535
Long-term debt, current portion	48,263	40,139
Operating lease liabilities, current portion	39,882	47,656
Other current liabilities	70,311	69,519
Total current liabilities	706,151	807,529
Deferred revenue, non-current portion	48,990	45,077
Deferred income taxes	161,426	169,118
Long-term debt, non-current portion	1,608,982	1,091,954
Deferred compensation plan liabilities, non-current portion	58,736	57,599
Operating lease liabilities, non-current portion	83,390	97,221
Other liabilities	21,582	20,195
Total liabilities	2,689,257	2,288,693
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 56,350 and 60,352 shares issued and outstanding as of June 30, 2025, and September 30, 2024, respectively	627,496	598,304
Accumulated other comprehensive loss	(12,629)	(32,460)
Retained earnings	1,158,169	1,276,971
Total shareholders' equity	1,773,036	1,842,815
Total liabilities and shareholders' equity	$4,462,293	$4,131,508

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(in thousands)
Cash flows from operating activities:
Net income	$105,981	$89,752	$243,746	$234,410
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	9,607	7,530	27,502	24,146
Amortization of intangible assets	23,010	23,542	69,041	68,532
Amortization of debt issuance costs and debt discount	736	1,697	2,046	2,899
Deferred income taxes	(5,239)	4,545	(5,829)	(3,770)
Stock compensation expense	10,749	9,481	30,324	27,605
Divestiture-related charges	—	—	39,343	1,018
Change in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(318,415)	65,857	(553,297)	(26,528)
Prepaid expenses and other current assets	1,398	(616)	9,341	19,316
Deferred contract costs	1,059	(4,777)	(856)	(8,377)
Accounts payable and accrued liabilities	(27,751)	4,642	(21,808)	(1,659)
Accrued compensation and benefits	(2,368)	(10,487)	(50,369)	(21,043)
Deferred revenue	2,618	7,374	(8,675)	18,079
Income taxes	12,090	(2,734)	5,625	10,576
Operating lease right-of-use assets and liabilities	(1,145)	(1,746)	(3,508)	(2,131)
Other assets and liabilities	4,952	5,268	(2,626)	8,351
Net cash (used in)/provided by operating activities	(182,718)	199,328	(220,000)	351,424
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(15,488)	(34,690)	(55,686)	(82,237)
Asset acquisition	—	—	—	(18,006)
Proceeds from divestitures	—	—	736	3,078
Other	—	—	(2,165)	—
Net cash used in investing activities	(15,488)	(34,690)	(57,115)	(97,165)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(16,904)	(18,239)	(51,865)	(54,847)
Purchases of Maximus common stock	—	(47,275)	(306,443)	(47,275)
Tax withholding related to RSU vesting	(10)	—	(16,451)	(13,455)
Payments for contingent consideration	—	(2,809)	—	(10,977)
Payments for debt financing costs	—	(9,724)	(1,658)	(9,724)
Proceeds from borrowings	376,208	426,757	1,335,208	850,166
Principal payments for debt	(212,535)	(488,038)	(810,174)	(952,825)
Other	(643)	3,996	(1,824)	9,118
Net cash provided by/(used in) financing activities	146,116	(135,332)	146,793	(229,819)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,528	155	(65)	1,270
Net change in cash, cash equivalents, and restricted cash	(50,562)	29,461	(130,387)	25,710
Cash, cash equivalents, and restricted cash, beginning of period	155,938	118,340	235,763	122,091
Cash, cash equivalents, and restricted cash, end of period	$105,376	$147,801	$105,376	$147,801

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2025		June 30, 2024		June 30, 2025		June 30, 2024
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$761,174		$683,347		$2,319,756		$2,062,127
U.S. Services	439,818		472,298		1,334,418		1,448,258
Outside the U.S.	147,408		159,284		458,687		479,942
Revenue	$1,348,400		$1,314,929		$4,112,861		$3,990,327
Gross profit:
U.S. Federal Services	$226,134	29.7%	$186,075	27.2%	$601,507	25.9%	$506,074	24.5%
U.S. Services	105,932	24.1%	121,012	25.6%	312,706	23.4%	369,497	25.5%
Outside the U.S.	27,447	18.6%	25,227	15.8%	85,678	18.7%	74,386	15.5%
Gross profit	$359,513	26.7%	$332,314	25.3%	$999,891	24.3%	$949,957	23.8%
Selling, general, and administrative expenses:
U.S. Federal Services	$88,272	11.6%	$79,949	11.7%	$245,563	10.6%	$247,671	12.0%
U.S. Services	60,975	13.9%	59,531	12.6%	173,096	13.0%	174,032	12.0%
Outside the U.S.	21,507	14.6%	26,647	16.7%	66,822	14.6%	75,249	15.7%
Divestiture-related charges (2)	—	NM	—	NM	39,343	NM	1,018	NM
Other (3)	77	NM	906	NM	599	NM	6,712	NM
Selling, general, and administrative expenses	$170,831	12.7%	$167,033	12.7%	$525,423	12.8%	$504,682	12.6%
Operating income:
U.S. Federal Services	$137,862	18.1%	$106,126	15.5%	$355,944	15.3%	$258,403	12.5%
U.S. Services	44,957	10.2%	61,481	13.0%	139,610	10.5%	195,465	13.5%
Outside the U.S.	5,940	4.0%	(1,420)	(0.9)%	18,856	4.1%	(863)	(0.2)%
Amortization of intangible assets	(23,010)	NM	(23,542)	NM	(69,041)	NM	(68,532)	NM
Divestiture-related charges (2)	—	NM	—	NM	(39,343)	NM	(1,018)	NM
Other (3)	(77)	NM	(906)	NM	(599)	NM	(6,712)	NM
Operating income	$165,672	12.3%	$141,739	10.8%	$405,427	9.9%	$376,743	9.4%

(1)Percentage of respective revenue, as applicable. Percentages not considered meaningful are marked "NM."
(2)During fiscal years 2025 and 2024, we have divested businesses from our Outside the U.S. Segment.
(3)Other expenses includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(in thousands)
Net cash (used in)/provided by operating activities	(182,718)	199,328	(220,000)	351,424
Purchases of property and equipment and capitalized software	(15,488)	(34,690)	(55,686)	(82,237)
Free cash flow (Non-GAAP)	$(198,206)	$164,638	$(275,686)	$269,187

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(dollars in thousands, except per share data)
Operating income	$165,672	$141,739	$405,427	$376,743
Add back: Amortization of intangible assets	23,010	23,542	69,041	68,532
Add back: Divestiture-related charges	—	—	39,343	1,018
Add back: Depreciation and amortization of property, equipment, and capitalized software	9,607	7,530	27,502	24,146
Adjusted EBITDA (Non-GAAP)	$198,289	$172,811	$541,313	$470,439
Adjusted EBITDA margin (Non-GAAP)	14.7%	13.1%	13.2%	11.8%

Net income	$105,981	$89,752	$243,746	$234,410
Add back: Amortization of intangible assets, net of tax	16,958	17,350	50,883	50,508
Add back: Divestiture-related charges	—	—	39,343	1,018
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$122,939	$107,102	$333,972	$285,936

Diluted earnings per share	$1.86	$1.46	$4.20	$3.81
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.30	0.28	0.88	0.82
Add back: Effect of divestiture-related charges on diluted earnings per share	—	—	0.67	0.02
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$2.16	$1.74	$5.75	$4.65